COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF JUNE 30, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of June 30, 2006

	2006	2005

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	115,555,144	87,758,311

Net income (Gain)	7,041,369	22,155,178

Result in sales of assets	-479,721	357

Gain (loss) in sale of fixed assets	0	357
Loss on sales of investments	82,695	0
Gain on sales of investments	-562,416	0

Charges (credits) to income not affecting cash flows:	117,597,364	116,350,652

Depreciation	103,344,955	100,589,055
Intangibles amortization	1,619,973	2,118,266
Write-off and provisions	13,211,626	12,252,731
Equity earnings from related companies (less)	-878,765	-768,008
Equity losses from related companies	35,611	33,714
Amotization of goodwill	1,478,913	793,911
Price-level restatement (net)	-1,361,896	2,877,419
Gain (loss) on foreign currency transactions	-671,095	-3,087,595
Other credits not affecting cash flows	-138,398	-24,805
Other charges not affecting cash flows	956,440	1,565,964

Decrease (increase) in current assets:	-22,098,341	4,406,409

(Increase) Decrease in trade receivables	-14,045,989	-25,692,317
(Increase) Decrease in inventories	-1,578,101	2,316,829
(Increase) Decrease in other current assets	-6,474,251	27,781,897

Increase (decrease) in current liabilities:	13,696,396	-55,137,995

Increase (decrease) in due to related companies,
related with operating activities	7,980,349	-15,809,178
Increase (decrease) in accrued interest payable	3,320,944	2,264,119
Increase (decrease) in income tax payable, net	2,996,119	-35,599,156
Increase (decrease) in other accounts payable
related with non operating result	406,746	-1,807,092
Increase (decrease) in value-added tax, net, and other	-1,007,762	-4,186,688

Income ( loss) of minority interest	-201,923	-16,290

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF JUNE 30, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of June 30, 2006

	2006	2005

NET CASH PROVIDED BY FINANCING ACTIVITIES	-129,246,388	-194,084,131

Liabilities with the public	65,770,519	35,353,837
Other financing disbursements
Repayment of dividends (less)	-13,382,693	-109,834,981
Repayment of capital (less)	-40,200,514	0
Repayment of loans (less)	0	-10,379,890
Repayment of liabilities with the public (less)	-140,758,312	-109,223,097
Repayment of loans to related companies (less)
Other payments by financing	-675,388	0
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-49,894,824	-44,109,267

Sale of fixed assets	60,832	156,618
Additions to fixed assets (less)
Sale of permanent investments
Permanent investments	-3,138,208	-49,101
Sale of other investments	0	0
Collection of loans from related companies	0	0
Other revenues from investments	0	-
Additions to fixed assets (less)	-46,817,448	-31,357,975
Investments in financial instruments (less)	0	-4,987,081
Other investment disbursements (less)	0	-7,871,728

NET CASH FLOW FOR THE PERIOD	-63,586,068	-150,435,087

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-730,766	-1,000,192

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-64,316,834	-151,435,279

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	96,309,437	164,589,922

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	31,992,603	13,154,643

Última actualización 25/07/06
Por Telefónica CTC Chile